                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CERULEAN COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

          ----------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            CERULEAN COMPANIES, INC.

                           3350 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                 1-800-314-2580
                                                                December 4, 1998

Dear Shareholder:

     You are cordially invited to attend a Special Meeting in lieu of an Annual Meeting of Shareholders of shares of Class A Convertible Common Stock ("Class A Stock") of Cerulean Companies, Inc. ("Cerulean") to be held at the principal offices of Blue Cross and Blue Shield of Georgia, 3350 Peachtree Road, N.E., Atlanta, Georgia, at 11:00 a.m., Eastern time, on Wednesday, December 30, 1998 (the "Meeting").

     At this meeting, you will be asked to elect three Class A Designated
Directors: two to serve from the time of the Meeting until the annual meeting in 2001, and one to serve until the annual meeting in 1999 or, in either case, until their successors are elected and qualified. A majority of the outstanding shares of Class A Stock must be present in person or by proxy to establish a quorum for the election, and a plurality of shares voting is necessary for election.

     You may have heard about the proposed merger between Cerulean and WellPoint Health Networks Inc., one of the nation's largest publicly traded managed health care companies. That transaction will require the approval of a majority of Cerulean shareholders of each class of stock. The consideration and approval of that transaction will occur at a separate Special Meeting of Shareholders that is not yet scheduled, but will likely be held during the first quarter of 1999. You will receive a separate Proxy Statement/Prospectus and proxy prior to that meeting. The only agenda item for action at the December 30, 1998 Meeting is the election of directors.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR CLASS A DESIGNATED DIRECTOR DESCRIBED IN THE ATTACHED PROXY STATEMENT.

     Enclosed are the (i) Notice of Meeting, (ii) Proxy Statement, (iii) Proxy,
(iv) Cerulean's Annual Report on Form 10-K for the year ended December 31, 1997, and (v) Cerulean's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. Even if you plan to attend the Meeting, please fill in, date and sign the enclosed proxy card with your vote and promptly return it in the enclosed return envelope, which requires no postage if mailed in the United States, to ensure that your shares will be represented at the Meeting. If you attend the Meeting, the proxy can be disregarded, if you wish, and you may vote your shares in person.

                                          Sincerely,

                                          /s/ Richard D. Shirk

                                          Richard D. Shirk
                                          President and Chief Executive Officer

                            CERULEAN COMPANIES, INC.

                           3350 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                 1-800-314-2580

                       NOTICE OF MEETING OF SHAREHOLDERS
     To be held at 11:00 a.m., Eastern time on Wednesday, December 30, 1998

TO THE SHAREHOLDERS OF CLASS A CONVERTIBLE COMMON STOCK OF CERULEAN COMPANIES,
INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting in lieu of Annual Meeting of Shareholders (the "Meeting") of holders of outstanding shares of Class A Convertible Common Stock ("Class A Stock") of Cerulean Companies, Inc. ("Cerulean") will be held at the principal offices of Blue Cross and Blue Shield of Georgia, 3350 Peachtree Road, N.E., Atlanta, Georgia, at 11:00 a.m., Eastern time, on Wednesday, December 30, 1998, for the following purposes:

     1. Election of Three Class A Designated Directors. To elect three Class A Designated Directors to serve from the time of the Meeting until the Annual Meetings in 2001 (in the case of two such Directors) and in 1999 (in the case of the third such Director) or, in either case, until their successors are elected and qualified.

     2. Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Information relating to the above matters is set forth in the accompanying Proxy Statement. Only holders of Class A Stock of record at the close of business on December 3, 1998, are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof. Election of Class A Designated Directors requires the affirmative vote of a plurality of the shares of Class A Stock represented at the Meeting, assuming a quorum is present.

     THE BOARD OF DIRECTORS OF CERULEAN RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE BOARD'S NOMINEES FOR CLASS A DESIGNATED DIRECTORS.

     Even if you plan to attend the Meeting, please fill in, date and sign the enclosed proxy card with your vote and promptly return it in the enclosed return envelope, which requires no postage if mailed in the United States, to ensure that your shares will be represented at the Meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your shares in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Richard D. Shirk

                                          Richard D. Shirk
                                          President and Chief Executive Officer

Atlanta, Georgia
December 4, 1998

                            CERULEAN COMPANIES, INC.
                           3350 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                 (800) 314-2580

                                PROXY STATEMENT
                       FOR THE SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

     This Proxy Statement is being furnished to holders of Class A Convertible Common Stock ("Class A Stock") of Cerulean Companies, Inc. ("Cerulean") in connection with the solicitation of proxies by the Board of Directors of Cerulean for use at a Special Meeting in lieu of Annual Meeting of Shareholders of Class A Stock of Cerulean to be held at 11:00 a.m., Eastern time, on Wednesday, December 30, 1998, at the principal offices of Blue Cross and Blue Shield of Georgia, 3350 Peachtree Road, N.E., Atlanta, Georgia (the "Meeting") and at any adjournments of the Meeting.

     This Proxy Statement and the accompanying proxy card are first being mailed to shareholders of Cerulean on or about December 4, 1998.

                                     VOTING

GENERAL

     The securities that can be voted at the Meeting consist of Class A Stock of Cerulean. The Bylaws of Cerulean (the "Cerulean Bylaws") have fixed the close of business on December 3, 1998, as the record date (the "Record Date") for determining the holders of Class A Stock entitled to receive notice of and to vote at the Meeting. Only holders of record of Class A Stock as of the Record Date are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 409,392 shares of Class A Stock issued and outstanding and held by 70,337 record holders. Holders of Class A Stock are entitled to one vote on each matter considered and voted on at the Meeting for each share of Class A Stock held of record at the close of business on the Record Date.

THE MEETING

     The Meeting is scheduled to be held in Atlanta, Georgia on December 30, 1998, beginning at 11:00 a.m., Eastern time. The purpose of the Meeting is to elect two Class A Designated Directors of Cerulean to serve until the Annual Meeting of Cerulean in 2001 or until their successors are elected and qualified and one Class A Designated Director to serve until the 1999 Annual Meeting or until his successor is elected and qualified, and to transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. The Board of Directors of Cerulean knows of no business that will be presented for consideration at the Meeting other than the election of Directors described in this Proxy Statement.

QUORUM

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of the Class A Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. Because Healthcare Georgia, Inc., Endowed by Blue Cross & Blue Shield of Georgia (the "Foundation") is only entitled to vote 20,469 of the shares of Class A Stock it holds, only this number of shares may be counted for the purposes of establishing a quorum at the meeting. Cerulean is seeking a waiver of this restriction from the Blue Cross Blue Shield Association. If such a waiver is obtained, all 53,150 shares of Class A Stock held by the Foundation may be counted for the purpose of establishing a quorum. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. Pursuant to the Cerulean Bylaws, in the event of an absence of a quorum at the Meeting, the Chairman of the Board of Directors of Cerulean or the President of Cerulean may adjourn the Meeting to solicit additional votes. Once a share of Class A Stock is represented at the Meeting, either in person or by proxy, other than solely to object to holding the Meeting or transacting business at the Meeting, it is deemed present for the purpose of constituting a quorum for any adjournment of the Meeting unless a new record date is set for the adjourned Meeting. Because the election of Class A Designated Directors requires the affirmative vote of a plurality of shares of Class A Stock voting at the Meeting, abstentions will have no effect (other than to establish a quorum) on the election of Class A Designated Directors.

VOTE REQUIRED

     In voting for the proposal to elect directors, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The election of the Class A Designated Directors requires the affirmative vote of a plurality of shares of Class A Stock voting at the Meeting. As a result, in accordance with Georgia law, votes that are withheld will not be counted and will have no effect.

SOLICITATION AND REVOCABILITY OF PROXIES

     Shares of Class A Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted at the Meeting in accordance with the instructions indicated on the proxies. ANY HOLDER OF CLASS A STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED "FOR" THE NOMINEES FOR DIRECTOR LISTED ON THE PROXY CARD. If any other matters properly come before the Meeting, the persons named as proxies will vote upon such matters according to their judgment.

     All proxy cards delivered pursuant to this solicitation are revocable at any time prior to the vote at the Meeting at the option of the persons executing them by giving written notice to the secretary of Cerulean, by delivering a later dated proxy card or by voting in person at the Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Cerulean Companies, Inc., 3350 Peachtree Road, N.E., Atlanta, Georgia 30326, Attention: Hugh J. Stedman, Corporate Secretary. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

     HOLDERS OF CLASS A STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CERULEAN IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

     The expense of soliciting proxies for the Meeting will be paid by Cerulean. Proxies initially will be solicited by Cerulean by mail, but directors, officers and selected employees of Cerulean may solicit proxies from shareholders personally or by telephone, telecopy or other forms of communication. Such directors, officers and employees will not receive any additional compensation for such solicitation. Cerulean also will request nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners, and Cerulean will reimburse such persons for their reasonable expenses incurred in doing so. In addition, Cerulean may utilize the services of Georgeson & Company Inc. to solicit proxies from Cerulean shareholders personally or by telephone, telecopy or other forms of communication at a cost of approximately $75,000, plus the reimbursement of reasonable out-of-pocket costs and expenses.

                                PROPOSED MERGER

     On July 9, 1998, Cerulean entered into an agreement and plan of merger (the "Merger Agreement") with WellPoint Health Networks Inc. ("WellPoint") and a subsidiary of WellPoint. Pursuant to the Merger Agreement, Cerulean will merge with and into a subsidiary of WellPoint (the "Merger") and will become a wholly owned subsidiary of WellPoint. Finalization of the Merger is subject to, among other things, the approval of the shareholders of Cerulean, the approval of the Commissioner of Insurance of the State of Georgia and the approval of the Blue Cross and Blue Shield Association. Upon closing the transaction, shareholders of Cerulean will exchange their shares for shares of WellPoint common stock or cash in a transaction valued at $500 million. A registration statement containing the Proxy Statement/Prospectus to be sent to the Cerulean shareholders in connection with the approval of the Merger has been filed with the

Securities and Exchange Commission (the "Commission") and is currently being reviewed by the Commission. The Proxy Statement/Prospectus will be mailed to holders of Class A Stock when the registration statement is deemed effective by the Commission. Cerulean anticipates that the Special Meeting of holders of Class A Stock for the consideration and approval of the Merger will be held in the first quarter of 1999.

      SECURITY OWNERSHIP OF CERULEAN MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     As of November 30, 1998, a total of 70,337 holders held 409,392 shares of Class A Stock, all of which were outstanding.

     The Foundation owns 53,150 shares (or approximately 13%) of the Class A Stock. Pursuant to a Shareholders' Agreement between Cerulean and the Foundation, dated September 22, 1998 (the "Shareholders' Agreement") the Foundation is not entitled to vote any shares in excess of 5% of the Class A Stock, or 20,469 shares of Class A Stock as of December 3, 1998. Cerulean is seeking a waiver of this restriction from the Blue Cross Blue Shield Association. If such a waiver is obtained, the Foundation will be entitled to vote all 53,150 shares of Class A Stock it holds. The address of the Foundation is: c/o Long Aldridge & Norman LLP, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308.

     No directors, nominees for director or officers of Cerulean or of Blue Cross and Blue Shield of Georgia, Inc. ("Georgia Blue") beneficially own any shares of capital stock of Cerulean except John W. Robinson, Jr., a nominee for director who owns five shares (less than 1%) of the Class A Stock outstanding, and Frank J. Hanna, III. Georgia Strategic Healthcare, LLC ("GSH") owns 40,000 shares (approximately 80%) of the Class B Convertible Preferred Stock of Cerulean (the "Class B Stock") outstanding. Frank J. Hanna, III, Frank J. Hanna, Jr. and David Hanna share voting and dispositive power with regard to all of the shares of Class B Stock owned by GSH. Frank J. Hanna, III, is, therefore, deemed to be the indirect beneficial owner of the 40,000 shares held by GSH. The address of GSH is: Suite 1750, Two Ravinia Drive, Atlanta, Georgia 30346.

                             MANAGEMENT OF CERULEAN

     The following table sets forth certain information as of October 31, 1998 regarding each of the executive officers of Cerulean or Georgia Blue who is not also a Director of Cerulean.

NAME                        AGE                             TITLE
----                        ---                             -----
John A. Harris............  48    Treasurer of Cerulean, Executive Vice President of
                                  Finance & Strategic Planning of Georgia Blue
Hugh J. Stedman...........  50    Secretary of Cerulean, Senior Vice President and General
                                  Counsel of Georgia Blue
Ray J. Colleran...........  56    Executive Vice President, Market Operations of Georgia
                                  Blue
Mark Kishel, M.D. ........  52    Executive Vice President, Chief Medical Officer of
                                  Georgia Blue
Richard F. Rivers.........  45    Executive Vice President, Chief Operating Officer of
                                  Georgia Blue
Richard A. Steinhausen....  55    Executive Vice President, Service Operations and
                                  Information Systems of Georgia Blue
R. Neil Vannoy............  52    Executive Vice President, Community Operations of Georgia
                                  Blue

     John A. Harris has served as Georgia Blue's Executive Vice President, Finance and Strategic Planning since January 1993. He has served as Treasurer of Cerulean since its organization in February 1996. Prior to joining Georgia Blue, he worked in the health care industry for 10 years, primarily in managed care companies, but also with multi-line carriers. His positions included Chief Financial Officer, Western Market Group, for the Employee Benefits Division of Lincoln National; Assistant Corporate Controller for Financial Planning, Reporting and Analysis for Equicor; President, VIP Health Plan (an IPA model HMO in California); and Vice President, Finance for CIGNA Health Plans for Southern California.

     Hugh J. Stedman currently serves as Secretary of Cerulean and Senior Vice President and General Counsel to Georgia Blue. Mr. Stedman has been Counsel to Georgia Blue since 1985. Mr. Stedman obtained his J.D. from Rutgers University and is admitted to practice law in Georgia and Pennsylvania. Prior to joining Georgia Blue, Mr. Stedman was Associate Counsel for Healthdyne, Inc., a manufacturer of medical devices and supplier of home-health services. His legal career has been specialized within the health care service, equipment and financing industry. Mr. Stedman is a member of the American, Georgia and Cobb County Bar Associations, the Cobb County Chamber of Commerce and the American Health Lawyers' Association.

     Ray J. Colleran joined Georgia Blue in February 1993 as Georgia Blue's Executive Vice President, Market Operations. Prior to February 1993, Mr. Colleran held a number of key management positions with Equitable Life, Equicor and CIGNA. These positions included Regional Financial Officer and Regional Account Vice President with Equitable Life, Vice President in Charge of Sales and Accounts for Equicor, President of the East Central Region for Equicor, and most recently, Senior Vice President in Charge of Sales for the East Central Region for CIGNA. Mr. Colleran has served as Corporate Secretary and Treasurer for Greater Georgia Life Insurance Company, Inc., a subsidiary of Georgia Blue ("GGL"), since November 1994. Mr. Colleran is a past member of the Blue Cross and Blue Shield Association National Labor Office Board and the Buckhead Chamber of Commerce Executive Committee.

     Mark Kishel, M.D., has been Executive Vice President and Chief Medical Officer of Georgia Blue since October 1993. Prior to joining Georgia Blue, he developed staff, group and IPA model HMOs, as well as PPOs, for major carriers and other managed care organizations including Travelers, Lincoln National and Health America. His management experience includes capitated Medicaid, managed workers' compensation, POS and HMO networks. Dr. Kishel has developed quality management and utilization management programs for various start-up companies and consulted in physician health organizations and university-sponsored health plan development. As a practicing pediatrician and family physician for 11 years, Dr. Kishel assisted in the development of a model primary care system that addressed the needs of the indigent and uninsured in Arizona. He is a Director of the Atlanta Boys and Girls Clubs, Inc.

     Richard F. Rivers joined Georgia Blue as Executive Vice President and Chief Operating Officer in September 1997. Prior to joining Georgia Blue, Mr. Rivers worked for Prudential Insurance Company for 22 years. Most recently, he was Senior Vice President of Health Plan Operations with Prudential Healthcare and was responsible for the operations of 32 local health plans nationwide. Prior to this, he was President of South Central Operations and had full responsibility for operations in ten states.

     Richard A. Steinhausen joined Georgia Blue in August 1995 as Executive Vice President, Service Operations and Information Systems. Mr. Steinhausen has more than 30 years of health care industry experience. Most recently, he served as Vice President, Employee Benefits Division of Washington National. Previously, he was a Senior Vice President of Equicor and President of its National Benefits Sector. He also served as Regional Vice President, Claims for Equitable Life Assurance Society.

     R. Neil Vannoy joined Georgia Blue as Senior Vice President of Public Affairs and Product Development in July 1992. In 1994, he was appointed Executive Vice President of Community Operations of Georgia Blue and is responsible for community healthcare partnership developments, government programs and corporate marketing communications. Prior to joining Georgia Blue, Mr. Vannoy served in management positions with Prudential Insurance Company for 16 years, including Vice President, Group Corporate at Prudential's New Jersey headquarters, Vice President in charge of the company's Southern Group Operations, Vice President of Florida Group Operations and Vice President of Group Marketing and Sales at the New York City group office. Mr. Vannoy is a member of the Boards of Directors of the Georgia Business Forum, the Georgia Caring Program for Children Foundation and Cerulean's Community Health Partnership Network joint ventures in Atlanta, Athens, Augusta, Macon and Savannah. He serves on the Professional Advisory Council of Mission New Hope in Atlanta, supported the development of the Georgia Coalition for Health as a member of the formation steering committee and serves on the technical advisory committees of the Georgia Health Policy Center. Mr. Vannoy holds a Chartered Life Underwriter designation.

                    ELECTION OF CLASS A DESIGNATED DIRECTORS

     Under the Articles of Incorporation of Cerulean, as amended (the "Cerulean Articles"), the holders of outstanding shares of Class A Stock, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes and series of capital stock of Cerulean, are entitled to elect the Class A Designated Directors, for a total of six of the total members of the Board of Directors following the third election of Class A Designated Directors. Pursuant to the Shareholders' Agreement, the Foundation is not entitled to vote any shares in excess of 5% of the Class A Stock, or 20,469 shares of Class A Stock as of December 3, 1998. Cerulean is seeking a waiver of this restriction from the Blue Cross Blue Shield Association. If such a waiver is obtained, the Foundation will be entitled to vote all 53,150 shares of Class A Stock it holds.

     Prior to the Special Meeting of holders of Class A Stock held on December 18, 1996 (the "Special Meeting"), a special nominating committee composed of two Continuing Directors (as defined below) and two Preferred Designated Directors (as defined below) nominated the two Class A Designated Directors to be voted on by all of the holders of the Class A Stock at the Special Meeting. At the Special Meeting, Joseph D. Greene was elected as a Class A Designated Director to serve as a Class Two Director until the 1997 Annual Meeting, and Elizabeth W. Camp was elected as a Class A Designated Director to serve as a Class One Director until the 1999 Annual Meeting.

     Prior to the Annual Meeting of holders of Class A Stock held on April 25, 1997 (the "1997 Annual Meeting"), a special nominating committee composed of two Continuing Directors and Mr. Greene and Ms. Camp, the Class A Designated Directors, nominated Mr. Greene and James R. Lientz, Jr. as Class A Designated Directors to serve as Class Two Directors until the 2000 Annual Meeting and Arnold Tenenbaum as a Class A Designated Director to serve as a Class Three Director until the 1998 Annual Meeting to be voted on by all of the holders of the Class A Stock at the 1997 Annual Meeting. The three nominees were elected as Class A Designated Directors at the 1997 Annual Meeting.

     A special committee composed of two Continuing Directors and the Class A Designated Directors has nominated Arnold Tenenbaum and Warren Y. Jobe as Class A Designated Directors to serve as Class Three Directors until the 2001 Annual Meeting and John W. Robinson, Jr. as a Class A Designated Director to serve as a Class One Director until the 1999 Annual Meeting, to be voted on by all of the holders of the Class A Stock at the Meeting.

     At each annual meeting hereafter until the Class A Stock is converted to Common Stock as provided in the Cerulean Articles, a special nominating committee composed of the six Class A Designated Directors will nominate, and the holders of the Class A Stock will be entitled to elect, two Class A Designated Directors each year to replace the Class A Designated Directors whose terms expire at that annual meeting.

     Notwithstanding any nomination by the special nominating committee, the holders of the Class A Stock are entitled to nominate and elect any eligible individual to fill the Class A Designated Director positions subject to election each year.

DIRECTORS

     The Cerulean Articles provide that the Board of Directors shall consist of up to 21 members with the actual number of Directors to be fixed from time to time by the Board of Directors. The Cerulean Articles further provide for the classification of Cerulean's Directors into three classes, with each class containing approximately the same number of Directors, and the term of one class expiring each year. At each annual meeting of shareholders, the Directors of one class are elected by the shareholders entitled to vote thereon to hold office for a term expiring at the third annual meeting following their election, or until their successors are elected and qualified, except as may be provided with respect to the terms of Class A Designated Directors elected prior to the 1999 annual meeting. The Board of Directors currently consists of 17 members. Each Director of Cerulean also serves as a Director of Georgia Blue.

     At a meeting of holders of Class B Stock held on September 15, 1998, the holders of Class B Stock re-elected Frank J. Hanna, III to serve as a Preferred Designated Director and William A. Alias, Jr., R. Pierce Head, Jr., Richard D. Shirk and Fred L. Tolbert, Jr. to serve as Directors for new terms expiring at the 2001 annual shareholders' meeting, or upon the election and qualification of their successors.

NOMINEES FOR CLASS A DESIGNATED DIRECTOR

     The special nominating committee of Cerulean, consisting of James L. LaBoon, Jr. and W. Jerry Vereen (who are Continuing Directors) and Elizabeth W. Camp, Joseph D. Greene, James R. Lientz, and Arnold Tenenbaum (who are Class A Designated Directors), has nominated Arnold Tenenbaum and Warren Y. Jobe to serve as Class A Designated Directors in Class Three to serve until the 2001 Annual Meeting or until their successors are duly elected and qualified and John
W. Robinson, Jr. to serve as a Class A Designated Director in Class One to serve until the 1999 Annual Meeting or until his successor is duly elected and qualified. Mr. Tenenbaum is presently a member of the Board of Directors whose term is scheduled to expire at the Meeting.

     Each of the nominees has consented to serve if elected. If any of the nominees should become unavailable to serve for any reason (which is not anticipated), the Board of Directors (or the special nominating committee), in its discretion, may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed card will vote all valid proxy cards for the election of such substitute nominee or nominees) or allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO (A) ELECT ARNOLD TENENBAUM AND WARREN Y. JOBE AS CLASS A DESIGNATED DIRECTORS TO SERVE AS CLASS THREE DIRECTORS UNTIL THE 2001 ANNUAL MEETING AND (B) ELECT JOHN W. ROBINSON, JR. AS A CLASS A DESIGNATED DIRECTOR TO SERVE AS A CLASS ONE DIRECTOR UNTIL THE 1999 ANNUAL MEETING.

INFORMATION REGARDING NOMINEES AND DIRECTORS

                PERSONS NOMINATED TO SERVE AS CLASS A DESIGNATED
                    DIRECTORS UNTIL THE 2001 ANNUAL MEETING

ARNOLD TENENBAUM(1)

     Mr. Tenenbaum is President of Chatham Steel Corporation. He is a member of the Boards of Directors of the Georgia Lottery Commission, First Union National Bank of Savannah, First Union Bank of Georgia and Savannah Electric & Power Company. Mr. Tenenbaum is a past President of the Telfair Academy of Arts & Sciences and the Chair of Steel Service Center Institute. He is a past Chairman of the Georgia Chamber of Commerce. He is also a director of HMO Georgia, Inc. ("HMO-Ga.") Mr. Tenenbaum is 62.

WARREN Y. JOBE(1)

     Mr. Jobe is Senior Vice President of Southern Company responsible for corporate development including customer relations and civic affairs. Mr. Jobe is also Executive Vice President and a member of the Board of Directors of Georgia Power Company. He is president of the Georgia Power Foundation. Mr. Jobe is a member of the Board of Regents of the University System of Georgia. He currently serves on the Boards of the Visiting Nurse Health System of Atlanta, the Georgia Chamber of Commerce, the YMCA of Metro Atlanta, the Atlanta Symphony Orchestra and several other civic organizations. He is Vice Chairman of the Board of Trustees of Oglethorpe University. Mr. Jobe is 58.

                PERSON NOMINATED TO SERVE AS CLASS A DESIGNATED
                     DIRECTOR UNTIL THE 1999 ANNUAL MEETING

JOHN W. ROBINSON, JR.(1)

     Mr. Robinson is President of Southern Waistbands Incorporated, a manufacturer of textile interlinings. Until June 1996, he was also a manufacturer's representative for Threads USA. He has served as a member of the Board of Directors of the Bank of Barrow and Bank South Corporation, and is currently an Advisory Director to NationsBank Northeast Georgia. He is a Trustee of The Georgia Baptist Foundation, serves on the Executive Committee and is a past Chairman. Mr. Robinson has served on the Georgia Board of Natural Resources and the Board of Regents of the University System of Georgia, and has been a Trustee of Athens Academy and a Director of the Barrow County Chamber of Commerce. Mr. Robinson is 59.

        DIRECTORS TO SERVE UNTIL THE 1999 ANNUAL MEETING OF SHAREHOLDERS

JAMES R. ALBRIGHT

     Mr. Albright is a Partner with Albright & Fortenberry, Certified Public Accountants, an accounting firm he founded in Columbus, Georgia in 1971. Prior to beginning his own firm, Mr. Albright was a Partner in the firm of Henry & Albright, Certified Public Accountants. Mr. Albright is currently an officer and Director of Darbyshire, Inc., Albrights, Inc., Presidential Management, Inc. and Pine Mountain Trail Association, Inc. Mr. Albright has been a Director of Georgia Blue since 1980 and a Director of Cerulean since its organization in February 1996. Mr. Albright is 61.

ELIZABETH W. CAMP(2)

     Ms. Camp is President of Camp Oil Company in Rome, Georgia. Prior to joining Camp Oil, Ms. Camp held positions as an attorney at Silver, Freedman & Taff, attorneys in Washington, D.C., and as an accountant at Arthur Andersen, LLP in Atlanta, Georgia. Ms. Camp is a member of the Boards of Directors of Citizens

---------------

(1) Messrs. Tenenbaum, Jobe and Robinson are Class A Designated Director nominees.

(2) Ms. Camp is a Class A Designated Director in Class One.

First Bank in Rome, Camp Oil Company, Inc. and Sav-A-Ton Oil. She is a member and past Chairman of the Board of Alumni Advisors for the Terry School of Business at the University of Georgia. She is also a member of the Board of Trustees of Darlington School in Rome. She has been a Director of Georgia Blue since 1993 and a Director of Cerulean since its organization in February 1996. Ms. Camp is 46.

MEL H. GREGORY, JR.

     Mr. Gregory is retired, following a 35-year career in executive insurance positions with The Equitable Companies. He held positions as Executive Vice President, Agency Operations; President and Chief Operating Officer, Equitable Variable Life Insurance Company; Chief Executive Officer, Equico Securities; and as a member of The Equitable's Executive Committee. He is a member of the Board of Directors of Stetson University School of Business. Mr. Gregory has been a Director of Cerulean since its organization in February 1996 and a Director of Georgia Blue since 1996. Mr. Gregory is also a director of GGL. Mr. Gregory is 62.

JAMES L. LABOON, JR.

     Mr. LaBoon is the Chairman and President of Athens First Bank and Trust Company, an affiliate of Synovus Financial Corporation, in Athens, Georgia. Prior to joining Athens Bank and Trust, Mr. LaBoon as Vice President of Finance and Chief Financial Officer of Wilkins Industries, Inc. He presently serves as a Director of Athens First Bank & Trust Company, Synovus Mortgage Corp., Athens Y.M.C.A. and Athens Symphony, Inc. Mr. LaBoon has been Chairman of the Board of Directors of Georgia Blue since 1994 and a Director since 1984. He has also served as a Director of Cerulean since its organization in February 1996, and as its Chairman since March 22, 1996. He is also a member of the Board of Directors of Group Benefits of Georgia, Inc., a subsidiary of Georgia Blue ("GBG"). Mr. LaBoon is 62.

JAMES H. LEIGH, JR., M.D.

     Dr. Leigh is a surgeon in Gainesville, Georgia, where he has a private practice. He is a member of the Northeast Georgia Medical Center staff and the Lanier Park Hospital staff. Dr. Leigh is also past Chief of Surgery and Chief of Staff at Northeast Georgia Medical Center. Dr. Leigh served as an Assistant Professor of Surgery at the University of Tennessee College of Medicine. Dr. Leigh is a member of the Board of Directors of the Northeast Georgia Health Associates and was previously an Alternate Director of the Medical Association of Georgia. He has been a Director of Georgia Blue since 1975 and a Director of Cerulean since its organization in February 1996. He is also a director of HMO-Ga. Dr. Leigh is 56.

JULIA L. MITCHELL-IVEY

     Ms. Mitchell-Ivey is a consultant and former Vice President and Assistant Corporate Secretary at First Union National Bank of Georgia. Previously, she held various positions at Decatur Federal Savings and Loan Association including Corporate Treasurer, Corporate Secretary and Division Vice President. Ms. Mitchell-Ivey is a past Chairperson of the Board of Directors of Metropolitan Atlanta Rapid Transit Authority (MARTA) and Chairman of the Board of Directors of Private Colleges and Universities Authority, and a member of the Board of Directors of the Y.W.C.A. and the DeKalb Chamber of Commerce. She has been a Director of Georgia Blue since 1980 and a Director of Cerulean since its organization in February 1996. She is Chairman of the Board of Directors of HMO-Ga. Ms. Mitchell-Ivey is 65.

        DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING OF SHAREHOLDERS

JOSEPH D. GREENE(3)

     Mr. Greene is a professor of Business Administration for the College of Business at Augusta State University in Augusta, Georgia. Before joining Augusta College, Mr. Greene was employed by Pilgrim Health and Life Insurance Company, where he retired as Executive Vice President after 32 years of employment with the company. Mr. Greene is past Chairman of the Georgia Board of Regents. He currently serves on the Board of Directors of McDuffie Bank & Trust of Thomson, the Greater Augusta Community Foundation, Southeastern Technology Center, the National Science Center Discovery and the University of Georgia Terry College of Business. Mr. Greene has been a Director of Georgia Blue since 1993 and a Director of Cerulean since its organization in February 1996. He is also Vice Chairman of the Board of Directors of HMO-Ga. Mr. Greene is 58.

JAMES R. LIENTZ, JR.(3)

     Mr. Lientz is President of NationsBank Mid-South Banking Group. Prior to joining NationsBank, he was President and CEO of C&S National Bank of South Carolina, a predecessor of NationsBank. Mr. Lientz is a member of the Board of Directors of Georgia Power Company. He is a trustee of Rhodes College, The Lovett School, the Georgia Research Alliance, and Georgia State University Foundation and is serving as Chairman of the Georgia Chamber of Commerce and the Georgia Council on Economic Education. He is a member of the Executive Committee of the Metropolitan Atlanta Chamber of Commerce. Mr. Lientz has been a director of Cerulean and Georgia Blue since 1997. Mr. Lientz is 55.

EDWARD M. GILLESPIE

     Mr. Gillespie is retired from University Hospital in Augusta, Georgia, where he served as President and Executive Director until 1991. Prior to joining University Hospital, Mr. Gillespie held various hospital administrative positions including Hospital Administrator of Rochester Methodist Hospital in Rochester, Minnesota. Mr. Gillespie serves on the advisory board of South Trust and Brandon Wilde retirement community. He is also President of Health Advance, a health care consulting organization. Mr. Gillespie has been a Director of Georgia Blue since 1980 and a Director of Cerulean since its organization in February 1996. Mr. Gillespie is 63.

W. JERRY VEREEN

     Mr. Vereen is President and Chief Executive Officer of Riverside Manufacturing Company in Moultrie, Georgia and is acting Chairman of the Board of Directors of Riverside Manufacturing Company and all of its subsidiary corporations. Mr. Vereen serves on the Boards of Directors of Georgia Power Company, Georgia Chamber of Commerce, Gerber Scientific, Inc., American Apparel Manufacturers Association, the Textile Clothing Technology Corporation, the International Apparel Federation, the Georgia Research Alliance and the Georgia Board of Industry, Trade and Tourism. He has been a Director of Georgia Blue since 1993 and a Director of Cerulean since its organization in February 1996. Mr. Vereen is 58.

JOE M. YOUNG(4)

     Mr. Young is the General Manager of LOR, Inc. and Rollins Investment Fund, two entities which manage the holdings of the family of the late O. Wayne Rollins. His service with LOR, Inc. commenced in 1979 and with Rollins Investment Fund at its inception in 1988. He also serves as an officer and director of several other related entities and as a Trustee of several Rollins Family Foundations and Trusts. Since 1992 he

---------------

(3) Messrs. Greene and Lientz are Class A Designated Directors in Class Two.

(4) Mr. Young is one of two Preferred Designated Directors.

has been a director of Valley Systems, Inc., a public company traded on the NASDAQ Stock Market. Mr. Young became a Director of Cerulean and Georgia Blue in February 1996. Mr. Young is 69.

       CLASS THREE -- TERM EXPIRES AT 2001 ANNUAL MEETING OF SHAREHOLDERS

WILLIAM A. ALIAS, JR.

     Mr. Alias is an entrepreneur holding various private investments. Formerly, Mr. Alias was President of Rollins Protective Services, a residential security company. Prior to joining Rollins, he was Executive Vice President and Chief Operating Officer of Across the Street Restaurants of America, Inc. He also held positions at Royal Crown Cola Company and the National Icee Corporation. Mr. Alias is a former member of the Board of Trustees of the Lovett School and is a Board Member of Security Check. He has been a member of the Boards of Directors of Cerulean and Georgia Blue since December 1996. He is a member of the Board of HMO-Ga. Mr. Alias is 56.

FRANK J. HANNA, III(5)

     Mr. Hanna is, and has been since 1993, the Chief Executive Officer of HBR Capital, Ltd., an investment firm based in Atlanta, Georgia. Mr. Hanna began his career in Atlanta as a corporate attorney with Troutman Sanders. Mr. Hanna is also extensively involved in education, including serving as a founding member of the Board of Directors of the Archbishop Donnellan School in Atlanta and as a director of Pinecrest Academy. Mr. Hanna is a graduate of the University of Georgia and the University of Georgia School of Law. Mr. Hanna became a Director of Cerulean and Georgia Blue in February 1996. Mr. Hanna is 36.

R. PIERCE HEAD, JR.(6)

     Mr. Head is a retired Senior Vice President of Georgia Power Company, where he worked for 40 years in various capacities in the risk management, employee benefits, information systems, general services and labor relations areas. While at Georgia Power, Mr. Head chaired several task forces and received a number of awards, including a Presidential Citation for hiring the physically challenged. Mr. Head has been a Director of Georgia Blue since 1981 and a Director of Cerulean since its organization in February 1996. Mr. Head is 71.

RICHARD D. SHIRK

     Mr. Shirk joined Georgia Blue as President and Chief Executive Officer on April 1, 1992 and has been a Director of Georgia Blue since that date. He has been President, Chief Executive Officer and a Director of Cerulean since its organization in February 1996, and has been Chairman of GGL and GBG since 1992. Mr. Shirk has more than 25 years of experience in employee benefits and managed care. He was a key senior officer of Equicor in its formation in 1986 serving as President of the Southern Region. When Equicor combined business operations with CIGNA in 1990, Mr. Shirk was named Senior Vice President of the Central Region and coordinated the integration of managed care operations of the companies. Mr. Shirk is a board member of the Georgia Coalition for Health, the National Institute of Health Care Management and the Georgia Caring Program for Children Foundation. He is a board member of Central Atlanta Progress, and serves as Chairman of the Georgia U.S.O.C. Steering Committee, as well as on the board of directors of the Georgia Chamber of Commerce and the board of trustees of the SSgA Mutual Funds. He is director of the Buckhead Coalition and Metropolitan Atlanta Chapter of the American Red Cross. Mr. Shirk has also been a member of the Board of Directors of HMO-Ga since 1992. Mr. Shirk is 53.

---------------

(5) Mr. Hanna is one of two Preferred Designated Directors.

(6) Pursuant to Cerulean's Bylaws, Mr. Head's term will cease at the conclusion of the Meeting.

FRED L. TOLBERT, JR.

     Mr. Tolbert is retired as President of Albany First Federal Savings and Loan in Albany, Georgia. He currently operates his own real estate investment company in Albany, Georgia. Mr. Tolbert is a Trustee of the Darton College Foundation. He has been a Director of Georgia Blue since 1983 and Vice Chairman of the Board since 1994. He has been Vice Chairman of the Board and a Director of Cerulean since its organization in February 1996, and its Vice Chairman since March 22, 1996. He also serves as Chairman of the Board of GBG. Mr. Tolbert is 69.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors conducts its business through meetings of the full Board of Directors and through committees consisting of a Governance Committee, a Compensation Committee, a Finance Committee, and an Audit Committee. During the fiscal year ended December 31, 1997, the Board of Directors held five meetings. Each director attended 75% or more of the aggregate of all meetings of the Board of Directors and all committees of the Board of Directors of which he or she was a member held during the period in Cerulean's 1997 fiscal year during which he or she served.

     The Governance Committee, composed of Messrs. LaBoon (Chairman), Gillespie, Greene, Gregory and Vereen, recommends policies to be followed by the Board of Directors, including criteria for Board of Director membership, nominations for election to the Board of Directors, Board of Directors officers and committees and ongoing credentialing of the Directors. In addition, it monitors compliance with and recommends changes to the Cerulean Bylaws and the Cerulean Articles and monitors compliance with the laws and regulations to which Cerulean is subject. During the fiscal year ended December 31, 1997, the Governance Committee held four meetings.

     The Compensation Committee, composed of Messrs. Vereen (Chairman), Gillespie, Gregory, Hanna and Tolbert, ensures the integrity of Cerulean's compensation and benefit programs, including Directors' compensation and benefit levels, executive compensation, retirement plans and group health care benefits. It periodically reviews Cerulean's compensation programs to ensure that compensation is tied to performance and that an appropriate structure is in place to attract and retain key management talent. During the fiscal year ended December 31, 1997, the Compensation Committee held five meetings.

     The Finance Committee, composed of Directors Tolbert (Chairman), Albright, Camp, Hanna, Lientz, Mitchell-Ivey and Young, oversees the handling of monies and investments of Cerulean and monitors the financial performance of Cerulean and its subsidiaries. This includes a review and recommendation to the Board of Directors regarding capital requirements, payment of annual dividends and periodic reviews and monitoring of progress against the business plans of Cerulean and its subsidiaries. During the fiscal year ended December 31, 1997, the Finance Committee held four meetings.

     The Audit Committee, composed of Ms. Camp (Chair), and Messrs. Albright, Alias, Head, Leigh and Young, recommends Cerulean's independent auditors to the Board of Directors, reviews and approves the scope and approach of the independent auditors and reviews the opinion and recommendations from Cerulean's independent auditors and reports the results to the Board of Directors. It also makes periodic reports to the Board of Directors pertaining to the internal controls of Cerulean. During the fiscal year ended December 31, 1997, the Audit Committee held three meetings.

DIRECTORS COMPENSATION

     Non-employee Directors each receive aggregate annual retainers of $20,000 for service on the Board of Directors of Cerulean and Georgia Blue plus meeting fees for attendance at Board of Directors and Committee meetings of Cerulean and of Georgia Blue. The Chairman, the Vice Chairman and each Committee Chairman receive additional aggregate retainers of $10,000, $5,000 and $3,000, respectively. Each non-employee Director receives $500 for attendance at Board of Directors meetings, $500 for attendance at Committee meetings and $250 for participation in telephone meetings for each of the two companies. Each non-employee Director may defer his or her Director fees pursuant to certain of Cerulean's non-qualified, deferred compensation plans. Directors also are reimbursed for reasonable expenses incurred in connection with the performance of their duties.

COMPENSATION COMMITTEE; INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Directors Vereen (Chair), Gillespie, Gregory, Hanna and Tolbert (Messrs. Gillespie and Gregory were new members of the Committee in 1997.). Mr. LaBoon sits with the Compensation Committee ex officio. The Compensation Committee meets quarterly. The Compensation Committee sets the compensation for the Chief Executive Officer and the other named executive officers at a meeting early in each fiscal year after reviewing, in each case, the performance targets established for the prior year in comparison to the prior year's actual performance. At this meeting the Compensation Committee also sets performance targets for the new fiscal year as well as any targets for additional compensation plans pursuant to which the Chief Executive Officer and the other named executive officers may earn compensation with respect to that fiscal year and sets annual salaries in accordance with the same considerations. None of the members of the Compensation Committee is or has ever been an officer or employee of Cerulean. There were no interlocking relationships between any executive officers of Cerulean and any entity whose Directors or executive officers served on Cerulean's Compensation Committee. None of the members of the Compensation Committee engaged in transactions or had relationships requiring disclosure under Item 404 of Regulation S-K in the fiscal year ended December 31, 1997.

                             EXECUTIVE COMPENSATION

     Table 1 summarizes by various categories, for the fiscal years ended December 31, 1997, 1996 and 1995, the total compensation earned by (i) the Chief Executive Officer of Cerulean, and (ii) each of the four most highly compensated executive officers of Cerulean who were serving as executive officers at December 31, 1997 and whose salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000 (collectively referred to as the "named executive officers"). For information regarding the various factors considered by the Compensation Committee in recommending the compensation of the Chief Executive Officer of Cerulean and, generally, the other executive officers of Cerulean, see "Compensation Committee Report" below.

                      TABLE 1: SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                  ANNUAL COMPENSATION                       COMPENSATION
                                                  --------------------    OTHER ANNUAL     ---------------      ALL OTHER
                                                  SALARY($)   BONUS($)   COMPENSATION($)   LTIP PAYOUTS($)   COMPENSATION($)
       NAME AND PRINCIPAL POSITION         YEAR      (1)        (2)            (3)               (4)               (5)
       ---------------------------         ----   ---------   --------   ---------------   ---------------   ---------------
Richard D. Shirk.........................  1997   $481,250    $    --        $    --          $281,437          $  4,030
  Chief Executive                          1996    425,000    278,000             --           432,225             5,878
  Officer, President and                   1995    425,000         --         54,002                --             5,087
  Director of Cerulean and Georgia Blue
John A. Harris...........................  1997    225,750         --             --            89,967             3,202
  Treasurer of Cerulean; Executive         1996    195,000     88,081             --            67,392             3,285
  Vice President, Finance and Strategic    1995    187,500         --             --            53,625             2,803
  Planning of Georgia Blue
Raymond J. Colleran......................  1997    207,750         --             --            82,883             3,202
  Executive Vice                           1996    195,000     81,011             --            67,392             3,836
  President, Market                        1995    194,250         --             --            87,360             4,909
  Operations of Georgia Blue
Mark Kishel, M.D.........................  1997    208,750         --             --            89,967             3,238
  Executive Vice                           1996    205,000     88,100             --            70,848             3,507
  President and Chief                      1995    203,750         --             --            91,000             3,130
  Medical Officer of Georgia Blue
R. Neil Vannoy...........................  1997    204,750         --             --            82,883             1,612
  Executive Vice                           1996    195,000     81,081             --            67,392             1,181
  President, Community                     1995    192,750         --             --            84,630               801
  Operations of Georgia
    Blue

---------------

(1) Includes amounts deferred at the election of the officers pursuant to the Tax-Favored Savings Program and other deferred compensation plans.
(2) Threshold financial performance criteria pursuant to the Annual Incentive Program was not achieved for 1997 and 1995; no bonuses were earned for those periods.
(3) Perquisites for named executive officers were less than 10% of their total salary for all periods presented. Perquisites paid to Mr. Shirk in 1995 include $26,054 paid for vacation earned in prior years as part of a 1995 change in vacation policy for all employees.
(4) Includes payments in 1997 to the named executive officers for long-term incentive payments for the 1994-1996 performance period, in 1996 for long-term incentive payments for the 1993-1995 performance period and in 1995 for long-term incentive payments for the 1992-1994 performance period, except for Mr. Shirk whose payment for the 1992-1994 performance period was deferred by the Compensation Committee until 1996.
(5) Reflects Georgia Blue's contributions to the Tax-Favored Savings Program in 1997 and 1996, respectively, of $2,500 and $2,375 for Mr. Shirk, Mr. Harris, Mr. Colleran and Dr. Kishel, and $910 in 1997 for Mr. Vannoy, as well as premium payments on group term life insurance in 1997 and 1996, respectively: Mr. Shirk, $1,530 and $3,503; Mr. Harris, $702 and $810; Mr. Colleran, $702 and $1,461; Dr. Kishel, $738 and $810 and Mr. Vannoy, $701 and $1,181.

LONG-TERM INCENTIVE COMPENSATION

     Prior to fiscal year 1998, Georgia Blue maintained a Long-Term Incentive Plan ("LTIP"). The LTIP was designed to reward participants for their contributions to the successful achievement of specific financial (60%), market share (20%) and customer service (20%) goals based on Cerulean's long-term business strategy. Goals were established for three-year performance periods. The LTIP had minimum threshold, target and maximum performance levels. Participants were required to be employed by one of Cerulean's subsidiaries on the last day of the performance period. Prior to 1998, long-term incentive award opportunities had been established for six performance cycles, the 1992-1994 performance period, the 1993-1995 performance period, the 1994-1996 performance period, the 1995-1997 performance period, the 1996-1998 performance period and the 1997-1999 performance period. The Compensation Committee makes the final award determination related to the achievement of the defined goals for each performance period. Named executive officers received payout for the 1994-1996 performance cycle which are reflected in the Summary Compensation Table. Minimum threshold levels for financial performance were not exceeded for the 1995-1997 cycle. No payouts to named executive officers were due for this performance period. The LTIP was terminated as of December 31, 1997, and there are no payments due under the LTIP with respect to any period for which it was in effect.

     Additionally, the named executive officers also participated in a supplemental salary make-up plan for the 1996-1997 performance period. Under this plan adopted in 1996, the named executive officers did not receive salary increases for 1996 (three years for the Chief Executive Officer beginning in 1995) to recover from the financial performance criteria not achieved in 1995 and to accelerate pay progress of non-executive associates. No cash awards were due to the named executive officers under this plan since target financial performance was not achieved for the 1997 period.

     In July 1997, Cerulean adopted the Performance Unit Plan (the "PUP") to replace the LTIP and to reward key executives for creating and increasing the value of Cerulean. The Compensation Committee of the Board of Directors of Cerulean is responsible for the administration of the PUP including designation of participants and granting of units. The PUP provides that the Compensation Committee will award up to an aggregate of one million (1,000,000) units to designated key employees. The terms of the PUP established a beginning value of Cerulean of $221,100,000, as determined as of February 2, 1996, and, under the PUP, a beginning unit value of $22.11. Under the PUP, participants become vested in their units upon the occurrence of the earliest of a "Change in Control" of Cerulean, the participant's death, disability or retirement under the Cerulean tax-qualified retirement plan, the end of a Measurement Period (as defined in the PUP) or December 31, 1999. The term "Measurement Period" is defined in the PUP as the period beginning on February 2, 1996 and ending on the date when Cerulean's value is first determinable, i.e., upon a market event that creates a definite value and results in liquidity. The Cerulean Board is granted authority to determine when such a market event has occurred, until such time as Cerulean's common stock is listed or traded on a recognized United States exchange. Payments are to be made at the end of the Measurement Period; provided, that if a Change in Control of Cerulean (as defined in the PUP) occurs first, payment is to be made as soon as practicable thereafter. A "Change in Control" is defined in the PUP to include (i) an acquisition of 50% or more of Cerulean's voting stock; (ii) the termination of a majority of the members of the Cerulean Board of Directors within a two-year period without certain approvals; (iii) the approval by the Cerulean shareholders of any merger, consolidation or share exchange of the voting stock, a liquidation of Cerulean or any sale of 50% of Cerulean's assets or earning power; or (iv) the approval by the Cerulean shareholders of any merger, consolidation or share exchange which would result in the persons who were shareholders immediately before such transaction having beneficial ownership of less than 50% of the voting securities.

     In order for any amount to be payable under the PUP, the value of Cerulean must have increased sufficiently from the beginning unit value to meet the performance hurdle established under the PUP, which is the average yield of One-Year Treasury Bills (as specified in The Wall Street Journal on the published date nearest to the end of each quarter for the preceding year), compounded over the Measurement Period. Assuming that the value exceeds the performance hurdle, payment is to be made in the amount of the difference between the beginning unit value and the unit value at the end of the Measurement Period multiplied by the number of units awarded. Payment is to be made in cash, Cerulean stock or any combination of the two, subject to withholding for taxes. Payment is to be made as soon as practicable after the end of the later of (i) when vesting occurs or (ii) the end of a Measurement Period.

     In 1997 and 1998, all 1,000,000 units have been granted to 285 key employees of Cerulean. Awards to the named executive officers of Cerulean are as follows: Richard D. Shirk -- 138,000 units; Raymond J. Colleran -- 58,000 units; John A. Harris -- 67,000 units; Mark Kishel -- 55,000 units; and R. Neil
Vannoy -- 58,000 units.

RETIREMENT PLAN

     The Non-Contributory Retirement Program for Certain Employees of Georgia Blue (the "Retirement Plan") is a tax-qualified defined benefit pension plan that covers all employees of Georgia Blue and its participating affiliated companies, who have attained age 21 and have completed 1,000 hours of service in a 12-month period after their date of hire or who complete 1,000 hours of service in any calendar year thereafter. Benefits under the Retirement Plan are based upon length of service with any BCBS employer, with varying provisions for employees who are terminated or take early, normal or deferred retirement. The annual retirement benefit is calculated according to a specific formula. The benefit is 60% of the participant's Final Average Earnings (i.e., the average of the highest five consecutive years of annual salaries and annual incentive payments out of the last ten years of credited service) reduced by 50% of the participant's anticipated Social Security benefit. If the participant has less than 30 years of service, the result is multiplied by a service fraction. The fraction is the number of the participant's years of credited service up to 30 divided by 30. For purposes of the Retirement Plan, a participant's earnings that may be considered may be limited by provisions of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), and the annual additions to his benefit may be limited by Code Section 415. A participant becomes fully vested after five years of service. Generally, upon retirement, participants may elect to receive their benefits in the form of a lump sum payment, lifetime annuity, lifetime annuity with a guaranteed payout period (ten or 20 years), or a joint and survivor annuity with 50%, 66 2/3% or 100% survivor benefits. The Retirement Plan also provides, subject to certain conditions, for the payment of vested benefits of a deceased employee to his or her spouse during such spouse's lifetime.

     The amount of contributions required by Georgia Blue to fund benefits for its employees is determined each year by actuaries. Participant contributions are not permitted. Benefits under the Retirement Plan are insured by the Pension Benefit Guaranty Corporation. The Retirement Plan is administered by the Blue Cross and Blue Shield Association. All contributions are held in a tax-qualified trust, and Bankers Trust Company serves as Trustee to the Retirement Plan. Georgia Blue made a contribution of $3.4 million to the Retirement Plan for the plan year ended December 31, 1997. The amounts shown in the Summary Compensation Table above do not include Georgia Blue's contributions in connection with the Retirement Plan for the named executive officers. Such amounts are not and cannot be readily separated or individually calculated.

     In order to provide benefits to certain of its highly compensated or management employees whose benefits under the Retirement Plan will be limited due to requirements of the Code, Georgia Blue maintains the Blue Cross and Blue Shield of Georgia, Inc. Executive Benefit Restoration Plan (the "Restoration Plan"), in which all of the named executive officers participate. Generally, participants are recommended by the Chief Executive Officer and approved by the Compensation Committee. The Restoration Plan provides benefits to participants whose benefits under the Retirement Plan are restricted by the compensation and annual addition limitations described in Code Sections 401(a)(17) and 415. A participant becomes vested in his benefit under the Restoration Plan upon retirement or disability after attainment of age 55 and completion of five years of service (as defined in the Retirement Plan). A participant whose employment is terminated within one year following a change in control (as defined in the Restoration Plan) for reasons other than death or disability will have a fully vested right to receive all benefits accrued under the Restoration Plan as of the date of termination if his employment is terminated without just cause (as defined in the Restoration Plan) or if the participant terminates with good reason (as defined in the Restoration Plan). The benefit payable under the Restoration Plan is equal to the difference between (i) the benefit the participant would be entitled to under the Retirement Plan, calculated without regard to the compensation and annual addition limits in effect under the Code, and (ii) the sum of the benefit payable under the Retirement Plan and any nonqualified defined benefit plan sponsored by another Blue Cross/Blue Shield employer that relates to a period of service for which credit is given under the Restoration Plan. The benefits provided by the Restoration Plan are generally an unfunded obligation of Georgia Blue.

GEORGIA BLUE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Effective as of July 1, 1996, Georgia Blue adopted the Supplemental Executive Retirement Plan (the "SERP") to provide additional, nonqualified retirement benefits to a designated group of management employees. The SERP is administered by Georgia Blue's Compensation Committee and is designed as a supplement to the Retirement Plan. Participants are recommended by the Chief Executive Officer of Georgia Blue and designated by the Compensation Committee. In general, each participant in the SERP becomes entitled to receive a retirement benefit equal to the difference between (A) and
(B) where (A) equals the benefit that the participant would be entitled to under the Retirement Plan calculated as if the participant were credited with two years of service for each year of actual service (up to a maximum of 30 years) and without application of the compensation or annual additions limitations imposed under Sections 401(a)(17) and 415 of the Code, and (B) equals the sum of the participant's vested accrued benefit under the Retirement Plan and his vested accrued benefit under the Blue Cross and Blue Shield of Georgia, Inc. Executive Restoration Plan and any other nonqualified defined benefit plan sponsored by Georgia Blue or any affiliate which pertains to the same periods of service.

     Benefits under the SERP generally become payable upon the participant's termination of employment due to disability or retirement after reaching age 55 and completing five years of service. Payments may be made in a lump sum or any form offered under the Retirement Plan. If payment commences before the participant's attainment of age 65, the benefit amount will be subject to a reduction of 0.25% for each month by which payment precedes the first day of the month coinciding with or next following the participant's attainment of age 62.

     The SERP provides that if a participant is terminated from employment within one year following a Change in Control (as defined below) for reasons other than death or disability, the participant becomes vested and entitled to receive all benefits accrued under the SERP as of the date of such termination if such termination arose from voluntary termination for "Good Reason" (as defined below) or dismissal without "Just Cause" (as defined below). In this instance, payment is to be made as of the later of the first day of the month following the termination of employment or the first day of the month following the participant's 55th birthday.

     The SERP contains a definition of "Change in Control" that is similar to that contained in the PUP. The term "Good Reason" is defined as the occurrence after a Change in Control of either a reduction in the nature or status of the participant's responsibilities or a reduction of the participant's base salary. The term "Just Cause" is defined as (i) an act of fraud, embezzlement, theft or other felonious criminal act; (ii) willful and continued failure to substantially perform his duties; or (iii) willful engagement in conduct that is demonstrably and materially injurious to Georgia Blue and its affiliated companies.

     The SERP is generally an unfunded obligation of Georgia Blue. As of January 1, 1997, Georgia Blue entered into a trust agreement with Wachovia Bank of North Carolina, N.A., as Trustee, to establish the Blue Cross and Blue Shield of Georgia, Inc. Nonqualified Retirement Trust (the "Trust"), to which Georgia Blue would contribute assets for the purpose of payment of the benefits under the SERP and other nonqualified plans, subject to the claims of Georgia Blue's creditors in the event of its insolvency or bankruptcy. The terms of the Trust provide that no later than 30 days following a Change in Control, Georgia Blue will make an irrevocable contribution to the Trust in an amount sufficient to fund more than 100% of the benefits accrued under the various nonqualified plans of Georgia Blue. For these purposes, the definition of "Change in Control" is similar to that contained in the PUP and the SERP documents. The Georgia Blue Board of Directors has the responsibility of informing the Trustee that a Change in Control has occurred. The timing of payment under the nonqualified plans is not accelerated due to the Change in Control.

     Eight individual key management employees participate in the SERP. Four of the named executive officers participate in the Restoration Plan and the SERP, and the estimated value of the benefit accrued for each of them during 1997 is as follows: Raymond J. Colleran -- $77,500; John A. Harris -- $37,630; Mark Kishel -- $97,928; R. Neil Vannoy -- $54,477.

AGREEMENT FOR SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS BETWEEN GEORGIA BLUE AND RICHARD D. SHIRK

     On December 1, 1996, Georgia Blue entered into an agreement with Richard D. Shirk to provide him a nonqualified retirement benefit to supplement the benefit provided to him under the Retirement Plan (the "RDS SERP"), as amended by that certain First Amendment to the RDS SERP, dated March 7, 1998 with an effective date of January 1, 1998. Mr. Shirk becomes eligible for benefits under the RDS SERP upon the termination of his employment for any reason other than his voluntary termination without "Good Reason." The term "Good Reason" is defined in Mr. Shirk's employment agreement with Cerulean and Georgia Blue, dated January 1, 1997, as amended by that certain First Amendment to Employment Agreement dated March 7, 1998, with an effective date of January 1, 1998 (the "Employment Agreement"), as (i) any assignment of duties significantly different from those contemplated by the Employment Agreement or any material limitation in his authority, powers or responsibilities, (ii) failure to be elected or removal as a member of the Board of Directors of either Cerulean or Georgia Blue unless required by a change in Georgia law, (iii) receipt of any notice limiting the term of the Employment Agreement to two years, (iv) a material breach by either Cerulean or Georgia Blue of any of the material provisions of the Employment Agreement which are not cured within 30 days after notice, and (v) a Change in Control. For purposes of the Employment Agreement and the RDS SERP, the term "Change in Control" is defined as (i) the acquisition of ownership of stock or securities of either Cerulean or Georgia Blue representing 5% or more of the voting power of any class of stock or securities of either Cerulean or Georgia Blue (except as may be acquired by institutional investors if the stock or securities are traded on a recognized exchange or through the Nasdaq Stock Market); (ii) the date on which a majority of the members of the board of either Cerulean or Georgia Blue are no longer continuing directors, as defined in the license agreement between Cerulean and the BCBSA, originally dated February 2, 1996; (iii) approval by the shareholders of Cerulean or Georgia Blue of any merger, consolidation or share exchange as a result of which the securities of Cerulean or Georgia Blue will be changed, converted or exchanged into the shares of another corporation or the liquidation of Cerulean or Georgia Blue or the sale or disposition of 50% or more of the assets or earning power of either Cerulean or Georgia Blue; or (iv) approval by the shareholders of any plan of consolidation, merger or share exchange which would result in the persons who were shareholders immediately prior to such transaction retaining less than 50% of the voting power to elect directors of the surviving corporation.

     The benefits payable under the RDS SERP vary, depending on Mr. Shirk's age at the time of his termination of employment. If he is less than age 55 at the time of his termination, his monthly benefit shall equal 2% of his "Final Average Earnings" times his years of credited service, minus 21% (which represents a reduction of 3% per year for each year that the benefit begins before age 62), minus the monthly annuity amount he would receive from the Retirement Plan, and minus the actuarial equivalent value of the monthly benefit he would receive from Social Security at age 62. If termination occurs after age 55 but before age 60, his monthly benefit would equal 2% of his Final Average Earnings for each of his first 25 years of credited service, minus 0.25% for each month that his termination precedes his 62nd birthday, plus 3% of his Final Average Earnings for each of his next five years of credited service, minus the monthly annuity amount he would receive from the Retirement Plan, and minus the actuarial equivalent of the monthly benefit he would receive from Social Security at age 62. If his employment is terminated after age 60, his monthly benefit would equal 65% of his Final Average Earnings, minus the monthly annuity amount he would receive from the Retirement Plan, minus the actuarial equivalent value of the monthly benefit he would receive from Social Security at age 62.

     For purposes of the RDS SERP, Mr. Shirk is deemed to have completed 25 years of credited service at age 55. For each year after age 55, he will earn an additional year of service, up to a maximum of 30 years. Pursuant to the First Amendment to the RDS SERP, dated December 1, 1996, the term "Final Average Earnings" is defined to equal one-twelfth of the final average earnings amount determined under the Retirement Plan, with the following modifications: (i) Final Average Earnings would not be limited to the compensation limits imposed by Section 401(a)(17) of the Code; (ii) cash incentive payments would be included, regardless of whether they were received or deferred by Mr. Shirk;
(iii) if his market target rate for any given calendar year exceeds his base salary rate, the market target rate is to be used in the calculation, and market target rate is to equal the 50th percentile market rate as determined by the Compensation Committee on an annual basis.

     The RDS SERP provides that the benefit should be continuously funded by Georgia Blue through a grantor trust. Georgia Blue has made contributions to the aforementioned Trust for this purpose.

     If Mr. Shirk terminates employment following a Change in Control for any reason other than voluntarily without Good Reason, the amount of his monthly benefit is to be the greater of the normal calculation described above (depending on his age at that time) or 60% of his Final Average Earnings, without reduction for early commencement, but with reductions for benefits payable under the Retirement Plan and Social

Security. Benefits may be paid in a lump sum payment or any optional form of payment permitted under the Retirement Plan.

     Because Mr. Shirk's Employment Agreement defines "Good Reason" to include a Change in Control, he may voluntarily terminate his employment at any time following a Change in Control of Cerulean or Georgia Blue and be entitled to immediate payment of the benefits under the RDS SERP. In addition, due to the continuous funding requirement of the RDS SERP and the Change in Control funding requirement of the Trust, it is anticipated that contributions will be required to the Trust within 30 days of a Change in Control to prefund Mr. Shirks' entire benefit. The Trust held assets valued at $985,450 as of June 30, 1998.

     In addition, as of January 1, 1997, Cerulean amended Mr. Shirk's Employment Agreement to state that Cerulean will provide Mr. Shirk an additional cash payment sufficient to cover any excise tax imposed on him under Sections 280G or 4999 of the Code on the total payments (made under the PUP, the RDS SERP, the Employment Agreement and any other plan or arrangement) he receives as a result of a Change in Control (the "Excise Tax Payment"), and an additional payment to cover the state and Federal income taxes and employment taxes on the Excise Tax Payment (the "Gross Up Payment.")

     The estimated value of the nonqualified benefits under the Restoration Plan and the RDS SERP described in this section accrued at the end of 1997 is $360,886 for Mr. Shirk.

     The following Table 2 -- Pension Plan Table indicates an estimated annual benefit payable to participants in the Retirement Plan and the Restoration Plan, assuming continued employment until retirement at age 65. The table indicates the estimated annual benefit calculated on a straight-line annuity basis in persons in specified Final Average Earnings and completed years of service categories. As of December 31, 1997, years of credited service under the Retirement Plan for the named executive officers were: Mr. Shirk -- 5 3/4 years; Mr. Harris -- 5 years; Mr. Colleran -- 4 11/12 years; Dr. Kishel -- 4 1/4 years; and Mr. Vannoy -- 5 5/12 years.

                          TABLE 2: PENSION PLAN TABLE

               FINAL                                      YEARS OF SERVICE
              AVERAGE                 --------------------------------------------------------
              EARNINGS                   10          15          20          25          30
------------------------------------  --------    --------    --------    --------    --------
$  100,000..........................  $ 17,314    $ 25,972    $ 34,629    $ 43,286    $ 51,943
   150,000..........................    27,314      40,972      54,629      68,286      81,943
   200,000..........................    37,314      55,972      74,629      93,286     111,943
   250,000..........................    47,314      70,972      94,629     118,286     141,943
   300,000..........................    57,314      85,972     114,629     143,286     171,943
   350,000..........................    67,314     100,972     134,629     168,286     201,943
   400,000..........................    77,314     115,972     154,629     193,286     231,943
   500,000..........................    97,314     145,972     194,629     243,286     291,943
   600,000..........................   117,314     175,972     234,629     293,286     351,943
   700,000..........................   137,314     205,972     274,629     343,286     411,943
   800,000..........................   157,314     235,972     314,629     393,286     471,943
   900,000..........................   177,314     265,972     354,629     443,286     531,943
 1,000,000..........................   197,314     295,972     394,629     493,286     591,943
 1,250,000..........................   247,314     370,972     494,629     618,286     741,943
 1,500,000..........................   297,314     445,972     594,629     743,286     891,943

CHANGE IN CONTROL SEVERANCE AGREEMENTS

     In January 1998, Cerulean entered into individual Change in Control Severance Agreements with 38 key employees. Ten executives entered into Tier I agreements, and 28 key employees entered into Tier II agreements. These agreements each have an initial term that ends on December 31, 2001, which is automatically extended for an additional year absent notice from either party or upon a public announcement of an intended Change in Control of Cerulean.

     The agreements provide that if, during the term of the agreement, the employee is terminated without "Cause," for "Good Reason" or due to disability following a public announcement of an intended Change in Control of Cerulean, or if Cerulean fails to renew the agreement within 90 days prior to the public announcement of an intended Change in Control, then the employee becomes entitled to payment of severance benefits in a lump sum no later than 30 days following termination of employment.

     The severance benefits for employees under the agreements include:

          (i) all earned but unpaid base salary, earned and accrued vacation pay, universal leave pay, unreimbursed business expenses and other amounts owed;

          (ii) an amount equal to two times (for Tier II, one times) the sum of
     (a) and (b) where (a) equals the greater of annual base salary at the time of termination or annual base salary prior to public announcement of intended Change in Control, and (b) equals the average of the bonuses, if any, received by the employee under the Cerulean Annual Incentive Plan and the Cerulean Long Term Incentive Plan during the two-year period that ended immediately before the year in which the public announcement of the intended Change in Control occurs;

          (iii) if the employee is at least age 50 or has completed ten "years of service" (as defined in the Retirement Plan) as of the date of termination, for purposes of calculating his benefits under the Retirement Plan, the SERP, the Restoration Plan or any other tax-qualified or nonqualified defined benefit pension plan, he shall be considered to be 100% vested as of the date of his termination and he shall be considered to have either three additional years of service or three additional years of age, whichever produces the greater benefit payable to the employee (except that the additional three years of service will not be eligible for the double counting under the SERP);

          (iv) an amount sufficient for the employee to purchase health and dental insurance, life insurance and long-term disability insurance coverage for himself and his dependents for 24 months, at the same cost and level of coverage as the employee had at his date of termination (with the COBRA continuation period beginning on date of termination); and

          (v) up to $20,000 (for Tier II, up to $10,000) of outplacement services from a nationally recognized outplacement firm chosen by the employee.

     The Change in Control Severance Agreements also provide that if a Change in Control occurs during the term of the agreement, or if an intended Change in Control is publicly announced within 90 days after the term of the agreement has ended, certain benefits become payable regardless of whether the employee is terminated from employment. These benefits include (i) the bonus, if any, which would be earned under the Cerulean Annual Incentive Plan if the level of goal achievement were annualized, then adjusted on a pro rata basis for the number of days that the employee was actually employed during the year; and (ii) the amount payable under the award to the employee under the PUP. These amounts are required to be paid no later than 30 days following the Change in Control. In addition, all stock options, restricted stock or performance shares that have been granted to the employee during the term of the agreement become fully vested upon a Change in Control.

     Each of the Change in Control Severance Agreements contains provisions requiring Cerulean to provide the employee an additional cash payment sufficient to cover any Excise Tax Payment and an additional Gross Up Payment.

     The four named executive officers who have entered into Tier I Change in Control Severance Agreements are Raymond J. Colleran, John A. Harris, Mark Kishel, and R. Neil Vannoy.

TAX-FAVORED SAVINGS PROGRAM

     The Blue Cross and Blue Shield of Georgia, Inc. Tax-Favored Savings Program is a tax-qualified profit sharing plan with a cash or deferred arrangement under Code Section 401(k) (the "Savings Program"). The Savings Program is designed to help participants build long-term savings for the future. Generally, all employees are eligible to participate after they complete 30 days of service and have attained age 21. A participant may contribute to the Savings Program on a before-tax basis from 1% to 15% of pay up to the maximum dollar contribution amount ($10,000 in 1998). The employer will match $0.50 for every dollar the participant contributes up to $500 (maximum $250). For the remaining contribution, the employer will add $0.25 for each dollar the participant contributes up to $2,125 for a total employer match of $2,375. Participants become 25% vested in all employer matching contributions after two years, 50% vested after three years, 75% vested after four years, and 100% vested once they complete five years of service. Lump sum distributions generally may be made from the Savings Program upon termination of employment or attainment of age 59 1/2. Participants also may obtain a hardship withdrawal or borrow money from their account. All contributions to the Savings Program and investment earnings are held in trust for the exclusive benefit of participants and their beneficiaries. The name of the trust is Blue Cross and Blue Shield Association National 401(k) Master Trust for the Tax-Favored Savings Program. The trustee is INVESCO Trust Company. Cerulean's contributions to the Savings Program for the named executive officers for 1996 and 1997 are included in "All Other Compensation" in the Summary Compensation Table.

EXECUTIVE OR OTHER SEVERANCE AGREEMENTS

  Chief Executive Officer

     Pursuant to the Employment Agreement, each of Cerulean and Georgia Blue employs Mr. Shirk as President and Chief Executive Officer. The Employment Agreement has a term of two years commencing on January 1, 1997, provided that the term of the Agreement automatically extends for an additional month on the first day of each month so that the Employment Agreement always has an unexpired term of two years unless the Board of Directors of either Cerulean or Blue Cross affirmatively notifies Mr. Shirk to the contrary in writing, in which event the monthly term extension ceases and the two year term becomes fixed. The Employment Agreement provides Mr. Shirk with an annual base salary of $425,000, which may be adjusted upward by the Boards of Directors or the Compensation Committees of Cerulean and Georgia Blue. The Employment Agreement entitles Mr. Shirk to participate in all incentive compensation plans of Cerulean and Georgia Blue on a basis consistent with his position, but in no event less than on an equal basis with any other executives of Cerulean and Georgia Blue.

     The Employment Agreement provides that if Mr. Shirk is terminated for any reason other than "For Cause" or by Mr. Shirk for "Good Reason," then "all payments" (broadly defined to include salary and certain other benefits under the Employment Agreement) shall continue at the same rate for a period of two years. If Mr. Shirk's employment is terminated "For Cause," or Mr. Shirk voluntarily terminates his employment without "Good Reason," Mr. Shirk will not be entitled to any compensation whatsoever after the effective date of termination other than benefits as may be vested at such time. The Employment Agreement defines "For Cause" as (i) the willful engagement by Mr. Shirk in conduct, or the taking by him of any action, which is materially injurious to Cerulean or Georgia Blue, (ii) the willful and repeated failure by Mr. Shirk to substantially perform his duties; or (iii) gross misconduct or conduct involving moral turpitude. The Employment Agreement provides that "For Cause" shall first be determined by the Governance Committees of the Boards of Directors of Cerulean and Georgia Blue and then approved by an absolute majority of the members of the Boards of Directors of Cerulean and Georgia Blue. The Employment Agreement affirmatively provides that differences in management philosophy or the structure of operations of Cerulean or Georgia Blue shall not be deemed to be "For Cause."

     The Employment Agreement provides that in the event Mr. Shirk dies while employed, he is entitled to three months of salary and all other compensation benefits, and thereafter all benefits shall terminate except benefits which are vested on or prior to the date of death. In the event that Mr. Shirk becomes physically or mentally disabled, he would become entitled to a continuation of his salary for two years, and his benefit under the RDS SERP would immediately become vested. The Employment Agreement entitles Mr. Shirk to six weeks of vacation each year, an automobile allowance, and the right to reimbursement for the cost of membership in luncheon and civic clubs and for any costs and expenses incurred in connection with the negotiation or renegotiation of the Employment Agreement or the enforcement of any provision thereof.

     The Employment Agreement provides Mr. Shirk with the RDS SERP. The Employment Agreement also provides that if any portion of payments under the Employment Agreement or any other agreement or plan of Cerulean or Georgia Blue qualifies as an "excess parachute payment" under Section 280(G) of the Code and is thereby subject to excise tax as described in Section 4999 of the Code, Cerulean and Georgia Blue will provide Mr. Shirk with a cash gross-up payment equal to Mr. Shirk's excise tax liability plus an additional amount to cover Mr. Shirk's state and federal income taxes on the gross-up payment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There were no transactions or relationships requiring disclosure under Item 404 of Regulation S-K for the fiscal year ended December 31, 1997.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     This report by the Compensation Committee of the Board of Directors discusses the Compensation Committee's objectives and policies applicable to the compensation of Cerulean's executive officers. The report specifically reviews the Compensation Committee's guidelines in establishing the compensation of Cerulean's Chief Executive Officer, as reported in the Summary Compensation Table, and generally with respect to all executive officers. The Compensation Committee is composed entirely of independent, nonemployee directors, whose main focus is always the enhancement of shareholder value. In designing its compensation guidelines, the Compensation Committee desires to attract, retain and appropriately reward executives of exceptional talent and seeks to align the interests of those executives with Cerulean's shareholders and policyholders. Both individual and corporate performance are considered. Generally, an executive's compensation package contains three components: base salary, short-term incentive compensation and long-term incentive compensation.

BASE SALARIES

     Base salary is intended to provide a fixed level of compensation reflecting the scope and nature of basic job responsibilities. In setting base salaries for executive officers, the Compensation Committee considers the level of compensation paid by other bonus-paying companies in the insurance industry that are similar in size to Cerulean. Generally, the performance of the executive officers (other than the Chief Executive Officer) is determined by the Chief Executive Officer's evaluation of how well each executive officer has fulfilled his or her responsibilities, taking into account actual performance as compared to the financial goals established for Cerulean and other goals established for his or her area of responsibility. The Compensation Committee annually reviews the survey methodology and, after considering the recommendations of the Chief Executive Officer, approves the base salaries for the executive officers.

SHORT-TERM INCENTIVE COMPENSATION

     Under Cerulean's Annual Incentive Plan, Cerulean's executive officers and other key employees have the opportunity to earn annual performance bonuses. At the beginning of each year under the Annual Incentive Plan, performance goals are established, and each participant is assigned a target award opportunity based on his or her anticipated contribution to Cerulean's business performance. The award opportunity is expressed as a percentage of base salary. At the end of the calendar year, team and individual performance is measured by comparing actual results achieved to the goals previously established to determine how much of the target award each participant will receive. Each of the performance measurements is weighted, based on the anticipated contribution to Cerulean's performance. Awards are paid in cash. Ten percent of the overall incentive pool is allocated for discretionary awards to be determined by the Chief Executive Officer for superior performance achievement. The objectives of the Annual Incentive Plan are (i) to reward significant contributions to annual business performance and (ii) to closely align compensation to individual and company performance. The target award percentages for 1997 range from 15% to 45% of base salary of the executive. The threshold financial performance criteria pursuant to the Annual Incentive Plan was not achieved for 1997.

LONG-TERM INCENTIVE COMPENSATION

     Prior to fiscal year 1998, Georgia Blue maintained a LTIP. The LTIP was designed to reward participants for their contributions to the successful achievement of specific financial, market share, and customer service goals based on Cerulean's long-term business strategy period. Goals were established for three-year performance periods. The LTIP had minimum threshold target and maximum performance levels. Participants were required to be employed by one of Cerulean's subsidiaries on the last day of performance. Prior to 1998, long-term incentive award opportunities had been established for six performance cycles, the 1992-1994 performance period, the 1993-1995 performance period, the 1994-1996 performance period, the 1995-1997 performance period, the 1996-1998 performance period and the 1997-1999 performance period. The Compensation Committee makes the final award determination related to the achievement of the defined goals for each performance period. Eligible executive officers received payout for the 1994-1996 performance cycle which are reflected in the Summary Compensation Table. Minimum threshold levels for financial performance were not exceeded for the 1995-1997 cycle. No payouts to executive officers were due for this performance.

     In addition, certain eligible executive officers also participated in a supplemental salary make-up plan for the 1996-1997 performance period. Under this plan adopted in 1996, the executive officers did not receive salary increases for 1996 (three years for the Chief Executive Officer beginning in 1995) to recover from the financial performance criteria not achieved in 1995 and to accelerate pay progress of non-executive associates. No cash awards were due to the executive officers under this plan since target financial performance was not achieved for the 1997 period. The LTIP was terminated as of December 31, 1997, and there are no payments due under the LTIP with respect to any period for which it was in effect.

     In July 1997, Cerulean adopted the PUP to replace the LTIP and to reward the key executives for creating and increasing the value of Cerulean. The award payable to a participant under the PUP will be equal to the increase in unit value (calculated as of the end of the measurement period) multiplied by the number of units granted. However, performance hurdles must be surpassed before any award is payable under the PUP. If the growth in Cerulean's value over the measurement period is less than the performance hurdle, the award will be zero. Payouts under the PUP will be calculated on the occurrence of a market/liquidity event defined in the plan. Prior to the time Cerulean's Common Stock is listed or traded on a recognized U.S. exchange, the Board of Directors will determine when a market/liquidity event occurs and creates a definite value of Cerulean and results in liquidity. The initial measurement period began on February 2, 1996. At the end of 1997, the growth in Cerulean did not exceed the specified performance hurdle for the period, therefore, units granted under the PUP did not have any assigned value. The Compensation Committee believes that the awards granted under the PUP to executive officers provide a long-term incentive to such persons to contribute to the growth of Cerulean and establish a direct link between compensation and shareholder return.

     The LTIP and the PUP were established by the Compensation Committee to focus management on long-term results, to retain key executives, and to provide the executives with long-term incentive compensation in line with that of executives at comparable companies and to enhance the link with shareholder interests.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Approximately 49.5% of the total compensation opportunity target for Mr. Shirk is salary and approximately 50.5% is variable compensation that is at risk and tied to competitive corporate business results. Of Mr. Shirk's total compensation opportunity, 28.2% is based on annual business performance and 22.3% is tied to long-term, sustained corporate-wide results. In determining the size of the base salary component of Mr. Shirk's compensation, the Compensation Committee generally considers the competitive industry pay practices, Cerulean's performance, and whether Mr. Shirk's total compensation opportunity is consistent with the compensation for chief executive officers in comparable companies. Mr. Shirk's annual incentive bonus award for fiscal 1997 was earned under the same plan applicable to all other executive officers of Cerulean. Since the threshold financial performance criteria for the Annual Incentive Plan was not achieved for 1997, Mr. Shirk did not receive an annual incentive bonus award for 1997. Mr. Shirk has been granted 138,000 units under the PUP.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993 IMPLICATIONS FOR EXECUTIVE
COMPENSATION

     It is the responsibility of the Compensation Committee to address the issues raised by the recent change in the tax laws which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies nondeductible to these companies beginning in 1995. Depending on the incentives awarded during any particular year, certain payments could be nondeductible for Cerulean. The Compensation Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future. In order to attract, retain and reward executives of exceptional talent the policy of the Compensation Committee related to this issue is to establish and maintain a compensation program that is competitive with that of comparable companies in the insurance industry while maximizing the creation of long-term shareholder value.

     Compensation Committee: W. Jerry Vereen (Chairman), Edward M. Gillespie, Mel H. Gregory, Jr., Frank J. Hanna, III and Fred L. Tolbert, Jr.

                              INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as Cerulean's independent auditors for the fiscal year ended December 31, 1997 and the Board of Directors has reappointed this firm to continue as independent auditors of Cerulean for the fiscal year ending December 31, 1998.

     A representative of Ernst & Young LLP is expected to attend the Meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to questions from shareholders.

                  SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission (the "Commission") thereunder require Cerulean's executive officers and directors and persons who own more than ten percent of the Class A Stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Commission. Executive officers, directors and persons owning more than ten percent of the Class A Stock are required by Commission regulation to furnish Cerulean with copies of all Section 16(a) forms they file. Based solely on its review of the written representations from the reporting persons that no other reports were required for those persons, to Cerulean's knowledge, there were no filing requirements applicable to its executive officers and directors during and with respect to the fiscal year ended December 31, 1997. To Cerulean's knowledge, there is no person who owns more than 10% of the Class A Stock.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals and Director nominations intended to be presented at the 1999 Annual Meeting of Shareholders of Cerulean must be submitted to Cerulean in accordance with the procedures set forth in Article I, Section 1.12 of the Cerulean Bylaws. The effect of these provisions is that shareholders must submit such proposals and nominations in writing to Cerulean a reasonable time before Cerulean begins to print and mail its proxy materials for the 1999 Annual Meeting in order for such matters to be included in Cerulean's proxy materials for, and voted upon at, the 1999 Annual Meeting. All such proposals and nominations should be submitted on or before such date by certified mail, return receipt requested, to Hugh J. Stedman, Corporate Secretary.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of Cerulean knows of no matters that will be presented for consideration at the Meeting other than as described in this Proxy Statement. However, if any other matter shall come before the Meeting or any adjournments or postponements thereof and shall be voted upon, the proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Meeting.

                                (CERULEAN LOGO)

                 IMPORTANT SHAREHOLDER VOTE -- SIGN AND RETURN

                                REVOCABLE PROXY

                        CLASS A CONVERTIBLE COMMON STOCK

                        (Cerulean Companies, Inc. Logo)


             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                THE DECEMBER 30, 1998 SPECIAL MEETING IN LIEU OF
                     ANNUAL MEETING OF CLASS A SHAREHOLDERS

The undersigned hereby appoints Hugh J. Stedman and Joseph M. Feuer, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Class A Convertible Common Stock of CERULEAN COMPANIES, INC. (the "Company") which the undersigned is entitled to vote at the Special Meeting in lieu of Annual Meeting of Class A Shareholders of the Company to be held at the principal offices of Blue Cross and Blue Shield of Georgia, 3350 Peachtree Road, N.E., Atlanta, Georgia on December 30, 1998, at 11:00 a.m. Eastern time, and at any and all adjournments thereof, as indicated on reverse.

              PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


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                           -- FOLD AND DETACH HERE --

Please mark your votes as indicated in this example  [X]

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
This proxy card will be voted as directed. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED BELOW ON THIS
                                   PROXY CARD.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS VOTE FOR THE FOLLOWING NOMINEES
--------------------------------------------------------------------------------
Item 1. Election of Directors. Election of the following Nominees as Directors:
Arnold Tenenbaum, Warren Y. Jobe, John W. Robinson, Jr.

[ ] FOR ALL NOMINEES          [ ] WITHHOLD AUTHORITY to vote for All Nominees

Withhold authority to vote for the following nominee(s):
                                                       ------------------------

Please mark if you plan to attend the Meeting [ ]

The undersigned may elect to withdraw this proxy at any time prior to its use by giving written notice to Hugh J. Stedman, Secretary of the Company, or by executing and delivering to Hugh J. Stedman a duly executed proxy card bearing a later date, in either case, at or prior to the Meeting.

Date:                                          , 1998
     -----------------------------------------


-----------------------------------------------------
(Signature)


-----------------------------------------------------
(Signature)


NOTE: Please sign as name appears hereon, Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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                             FOLD AND DETACH HERE



     If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation and tabulation of proxies:

                                   GEORGESON
                                 & COMPANY INC.
                                 --------------

                               WALL STREET PLAZA
                               NEW YORK, NY 10005

                           TOLL-FREE: 1-800-223-2064

                       Internet http://www.georgeson.com